FIRST AMENDMENT

TO

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT effective as of the 1st day of January, 2010 amends that certain Investment Advisory Agreement dated as of May 18, 2006 (the “Agreement”) by and between Virtus Insight Trust (formerly known as Phoenix Insight Funds Trust), a Massachusetts business trust (the “Trust”) and Virtus Investment Advisers, Inc. (formerly known as Phoenix Investment Counsel, Inc.), a Massachusetts corporation (the “Adviser”) as follows:

1.	All references to Phoenix Investment Counsel, Inc. are hereby deleted from the Agreement and Virtus Investment Advisers, Inc. is substituted in its place.

2.	All references to Phoenix Insight Funds Trust are hereby deleted from the Agreement and Virtus Insight Trust is substituted in its place.

3.	The following Series have either been liquidated or merged out of existence and are therefore, deleted from the Agreement: Phoenix Insight Bond Fund, Phoenix Insight Equity Fund, Phoenix Insight Index Fund, Phoenix Insight International Fund, Phoenix Insight Small-Cap Growth Fund, Phoenix Insight Ultra Short Duration Bond Fund.

4.	The names of the Series party to the Agreement have been changed as follows and are hereby changed in the Agreement: Phoenix Insight High Yield Bond Fund is now Virtus High Yield Income Fund; Phoenix Insight Intermediate Government Bond Fund is now Virtus Intermediate Government Bond Fund; Phoenix Insight Intermediate Tax-Exempt Bond Fund is now Virtus Intermediate Tax-Exempt Bond Fund; Phoenix Insight Short/Intermediate Bond Fund is now Virtus Short/Intermediate Bond Fund; Phoenix Insight Tax-Exempt Bond Fund is now Virtus Tax-Exempt Bond Fund; Phoenix Insight Balanced Fund is now Virtus Balanced Allocation Fund; Phoenix Insight Core Equity Fund is now Virtus Core Equity Fund; Phoenix Insight Emerging Markets Fund is now Virtus Emerging Markets Opportunities Fund; Phoenix Insight Small-Cap Growth Fund is now Virtus Disciplined Small-Cap Growth Fund; Phoenix Insight Small-Cap Opportunity Fund is now Virtus Disciplined Small-Cap Opportunity Fund; Phoenix Insight Small-Cap Value Fund is now Virtus Disciplined Small-Cap Fund.

5.	In Paragraph 16 of the Agreement, the word “Phoenix” is hereby deleted and the word “Virtus” is substituted in it place.

6.	Schedule A is hereby deleted and Schedule A attached hereto is substituted in its place to reflect changes in Virtus Balanced Allocation Fund’s, Virtus Core Equity Fund’s, Virtus Emerging Markets Opportunities Fund’s, Virtus Short/Intermediate Bond Fund’s and Virtus Value Equity Fund’s investment advisory fee.

6.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used but not defined herein shall have such meanings as ascribed thereto in the Agreement, as amended.

7.	This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers of other representatives.

VIRTUS INSIGHT TRUST

By:	/s/ George R. Aylward
Name:	George R. Aylward
Title:	President

VIRTUS INVESTMENT ADVISERS, INC.

By:	/s/ Francis G. Waltman
Name:	Francis G. Waltman
Title:	Senior Vice President

SCHEDULE A

Series	Investment Advisory Fee

Virtus Insight Government Money Market Fund	0.14% of the First $100 million of net assets plus 0.10% of the Fund’s remaining net assets
Virtus Insight Money Market Fund	0.14% of the First $100 million of net assets plus 0.10% of the Fund’s remaining net assets
Virtus Insight Tax-Exempt Money Market Fund	0.14% of the First $100 million of net assets plus 0.10% of the Fund’s remaining net assets
Virtus Disciplined Small-Cap Opportunity Fund	0.75%
Virtus Disciplined Small-Cap Value Fund	0.70%
Virtus High Yield Income Fund	0.45%
Virtus Intermediate Government Bond Fund	0.45%
Virtus Intermediate Tax-Exempt Bond Fund	0.45%
Virtus Tax-Exempt Bond Fund	0.45%

	1st $1 Billion	$1+ Billion through $2 Billion	$2+ Billion
Virtus Short/Intermediate Bond Fund	0.55%	0.50%	0.45%

	1st $1 Billion	$1+ Billion
Virtus Emerging Markets Opportunities Fund	1.00%	0.95%
	1st $2 Billion	$2+ Billion
Virtus Balanced Allocation Fund	0.50%	0.45%
Virtus Core Equity Fund	0.70%	0.65%
Virtus Value Equity Fund	0.70%	0.65%